Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made this 1st day of June 2007, by and between ARNO THERAPEUTICS, INC., a Delaware corporation with principal executive offices at 689 5th Avenue, 14th Floor, New York, NY 10022, (the “Company”), and SCOTT FIELDS, M.D., residing at 28 Doremus Drive, Towaco, New Jersey, 07082 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as President and Chief Medical Officer of the Company; and

WEHERAS, the Executive desires to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Employment.

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2. Term.

The employment of the Executive by the Company as provided in Section 1 shall commence on June 1, 2007 (the “Effective Date”) and continue for a period of two (2) years from the Effective Date unless terminated earlier as set forth in Sections 9 and 10 below or by mutual written agreement of the parties hereto (the “Term”). The Company and the Executive shall meet no less than 120 days prior to the expiration of the Employment Agreement and discuss the terms of a proposed renewal of the Employment Agreement In the event that the Company does not intend to renew this Agreement, the Company shall provide the Executive with a minimum of 90 days written notice prior to the expiration of the Term.

3. Duties; Best Efforts; Place of Performance.

(a) The Executive shall serve as President and Chief Medical Officer of the Company and shall, subject to the direction of the Board of Directors of the Company, have such powers and perform such duties as are customarily performed by a President and Chief Medical Officer including, but not limited to developing Company clinical strategy for the development of the Company’s technologies, and managing and overseeing its implementation. The Executive shall also have such other powers and duties as may be from time to time directed by the Board of Directors of the Company, provided that the nature of the Executive’s powers and duties so prescribed shall not be inconsistent with the Executive’s position and duties herein.

(b) The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(c) The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company, which shall be located in or within close proximity to New York metropolitan area, or such other location as the Company and Executive may mutually agree; provided, however, that the Executive understands that his duties will require periodic travel, which may be substantial at times.

4. Members of Management. The Executive shall be given meaningful input into the identification, recruitment, selection and retention of a Chief Executive Officer, as well as other key members of management. The Company agrees that it will not hire an oncologist to serve as Chief Executive Officer of the Company without the prior written consent of the Executive.

5. Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a) Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) equal to Three Hundred Forty Thousand Dollars ($340,000.00) per annum, payable during the Term in accordance with the Company’s normal payroll practices; provided, however, that the Base Salary may be increased at the discretion of the Board of Directors upon each anniversary of this Agreement.

(b) Performance Bonus. The Company shall annually pay the Executive a proportionate share (based on the assigned weight of each of the Performance Milestones (as defined below)) of One Hundred Twenty Five Thousand Dollars ($125,000.00) upon the successful completion of annual corporate or individual performance milestones (the “Performance Milestones”) at the “Baseline” metric. If Performance Milestones are achieved at the “Exemplary” metric, the Company shall pay Executive a proportionate share of One Hundred Fifty Thousand Dollars ($150,000.00), and if achieved at the “Pessimistic” metric, the Company will pay the Executive a proportionate share of One-Hundred Thousand Dollars ($100,000.00). The Performance Milestones and the metrics for the first year of the Term are as set forth on Schedule 5(b). The Performance Milestones shall be amended each subsequent year during the Term upon the mutual agreement of the Company and the Executive no later than 30 days following the beginning of such year. The Performance Bonus for each year shall be payable on or before each anniversary date of the Effective Date

(c) Change of Control Bonus. The Company shall pay the Executive the applicable amount set forth on Schedule 5(c) upon a Change of Control (as defined below) of the Company where the Company is ascribed a valuation equal to or above those amounts set forth on Schedule 5(c). In the event of a Change of Control, the applicable bonus shall be paid on the effective date of such Change of Control and all unvested Employment and Performance Options shall vest and become exercisable immediately and, unless all such options are cashed-out in the Change of Control transaction, shall remain exercisable for a period of not less than five (5) years, regardless of whether the Executive’s employment is terminated.

(i) For purposes of this Agreement, a “Change of Control” shall mean:

A. a private transaction (or series of related private transactions) leading to a merger, acquisition, consolidation, or sale of all or substantially all of the assets of the Company;

B. any transaction as a result of which a single party (or group of affiliated parties) acquires or holds capital stock of the Corporation representing a majority of the Corporation’s outstanding voting power; or

C. the disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(ii) Notwithstanding Section 5(c)(i)A and 5(c)(i)B above, no transaction shall be considered a Change of Control under this Agreement, and no bonus shall be paid or options vest, pursuant to this Section 5(c):

A. if the stockholders existing prior to such transaction(s) hold in the aggregate more than fifty percent (50%) of the securities or assets of the surviving or resulting company;

B. in connection with a private placement of equity securities of the Company in connection with a financing of the Company’s on-going operations; or

C. for any transaction ascribing a valuation to the Company of less than Seventy Five Million Dollars ($75,000,000); provided, however, that such a transaction may be considered as part of a series of transactions that gives rise to a Change of Control pursuant to Section 5(c)(i).

(d) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 5.

(e) Equity.

(i) Employment Options. The Company shall grant to the Executive stock options (the “Employment Options”), pursuant to the Company’s 2005 Stock Option Plan, to purchase that number of shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) representing two percent (2%) of the outstanding shares of Common Stock of the Company on a Fully Diluted Basis (as defined below in Section 5(e)(iii)C) immediately following the Effective Date. The Employment Options shall vest and become exercisable in two (2) equal installments on the day before each anniversary of this Agreement at an exercise price equal to Two Dollars ($2.00) per share (the “Exercise Price”).

(ii) Performance Options. The Company shall grant to the Executive stock options (the “Performance Options”), pursuant to the Company’s 2005 Stock Option Plan, to purchase that number of shares of Common Stock representing two percent (2.0%) of the outstanding Common Stock on a Fully Diluted Basis immediately following the Effective Date. The Performance Options shall vest and become exercisable upon the successful completion of corporate and individual performance milestones to be agreed upon annually between the Company and the Executive, which such milestones shall be set forth on Schedule 5(b) attached hereto at the Exercise Price.

(iii)  Technology Options. In the event that the Company acquires by license, acquisition or otherwise, an additional biotechnology product or series of biotechnology products (a “Technology”) for development that is first identified by the Executive, then the Company shall grant to the Executive options (the “Technology Options”) to purchase a number of shares of Common Stock, as follows:

A. One percent (1%) of the then outstanding shares of Common Stock of the Company on a Fully Diluted Basis on the date the Technology is acquired for a Technology that is in pre-clinical development; and

B. Two Percent (2%) of the shares of Common Stock of the Company on a Fully Diluted Basis on the date the Technology is acquired for a Technology that is in human clinical trials.

C. For purposes of this Agreement, “Fully Diluted Basis” shall mean the number of shares of Common Stock that would be outstanding upon the conversion of all outstanding shares of Preferred Stock outstanding from time to time, plus the shares of Common Stock issuable upon conversion or exercise, as the case may be, of all issued and outstanding securities of the Company convertible into, exercisable for, or exchangeable for, directly or indirectly, shares of Common Stock of the Company, including but not limited to, options and warrants to purchase Common Stock that are currently exercisable by the holder thereof or which will become exercisable within 90 days of determining event

D. Any such Technology Options issued to the Executive shall vest immediately upon the date of grant and shall be exercisable for a period of five (5) years at an exercise price equal to the Fair Market Value (as determined under the Company’s 2005 Stock Plan) of the Common Stock on the date of the grant of such Technology Options.

(f) Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(g) Insurance. The Company shall pay the premiums relating to personal life insurance coverage for Executive in an amount equal to One Million Dollars ($1,000,000.00), naming Executive’s heirs as beneficiaries. In the event that the Company does not have appropriate medical, dental and vision plans in place on the Effective Date, the Company shall reimburse the Executive for the cost of COBRA premiums associated with his continued coverage under the plans of his prior employer.

(h) Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, vision, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe benefits”) as the Company shall make available to its senior executives from time to time.

(i) Vacation. The Executive shall, during the Term, be entitled to four (4) non-consecutive weeks of vacation per annum, in addition to holidays observed by the Company.

6. Confidential Information and Inventions.

(a) The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees not to:

(i) use any such Confidential and Proprietary Information for strictly personal use or for others; and

(ii) permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company, provided; however, that the Executive shall not be prevented from using or disclosing any Confidential and Proprietary Information:

A. that Executive can demonstrate was known to him prior to the effective date of that certain Confidential Disclosure Agreement entered into between the Parties dated January 23, 2007, or which becomes generally known to the public through no fault of the Executive;

B. that is now, or becomes in the future, available to persons who are not legally required to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions of Executive; or

C. that he is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter.

(b) The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(c) Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes a legal duty of confidence, at any time during or after his employment with the Company.

(d) The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s Business (as defined below). (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). For purposes of this Agreement, “Company’s Business” shall be the development of novel therapeutics for the treatment of cancer and other human disease, and which are listed on the attached Schedule 6(d) (which Schedule 6(d) may be amended from time to time to include additional therapeutics), and in the future, any other business in which it actually devotes substantive resources to study, develop or pursue. The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided; however, that the Board of Directors of the Company may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(d) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and
(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(e) The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(f) The provisions of this Section 6 shall survive any termination of this Agreement.

7. Non-Competition and Non-Solicitation.

(a) The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6) and the Executive agrees that, during the Term and for a period of six (6) months (or twelve (12) months if the Executive’s employment is terminated by the Company during the Term for Cause (as defined below) or by Executive during the Term without Good Reason (as defined below)) thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation, limited liability company or other business entity (“Person”), enter into or engage in the development of any therapeutic agent_ which targets the same or similar mechanisms and which is directly or indirectly competitive with the Company Business, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s Business, which is deemed by the parties hereto to be worldwide; provided; however, if a Person’s business has multiple lines or segments, some of which are not competitive with the Company’s Business, nothing herein shall prevent the Executive from being employed by, working for or assisting that line or segment of a Person’s business that is not competitive with the Company’s Business. The Executive acknowledges that, due to the unique nature of the Company’s Business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit the Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation or other entity, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class or series of outstanding securities of such corporation or other entity.

(b) During the Term and for a period of twelve (12) months thereafter (or six (6) months in the case of clause (b)(ii) below), the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i) solicit or induce any employee of the Company or any of its subsidiaries or Two River Group Holdings, LLC (“Two River”) to leave the employ of the Company or such subsidiaries or Two River; or

(ii)  solicit the business of any agent, client or customer of the Company or any of its subsidiaries with respect to products or services similar to and competitive with those provided or supplied by the Company or any of its subsidiaries.

(c) The Executive and Company mutually agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party, and in the case of the Company including any officer, director or material shareholder of the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party.

(d) In the event that the Executive materially breaches any provisions of Section 6 or this Section 7, then, in addition to any other rights which the Company may have, the Company shall be entitled to cease making any payments to the Executive under Section 11 hereof, cancel any options that vested under Section 11 hereof, recover any amounts paid under Section 11 hereof (including amounts received by the Executive in respect of any options that were vested under Section 11) other than payments in respect of Accrued Obligations, and to seek injunctive relief to enforce the restrictions contained in such Sections which injunctive relief shall be in addition to any other rights or remedies available to the Company under the law or in equity.

(e) The right and remedy enumerated in Section 7(d) shall be independent of and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. The Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 6 or this Section 7 that the covenants contained in such Sections limit his ability to earn a living.

(g) The provisions of this Section 7 shall survive any termination of this Agreement.

8. Representations and Warranties by the Executive. The Executive hereby represents and warrants to the Company as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, to any prior employer under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound, or under applicable law.

(b) The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(c) The Executive will not utilize any confidential information belonging to any prior employer in violation of any obligation owed to any such prior employer.

9. Termination by the Company. The Executive’s employment hereunder shall be terminated as follows:

(a) Automatically upon the Executive’s death.

(b) By the Company due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur:

(i) when the Board of Directors of the Company has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, even with any reasonable accommodations, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury; or

(ii) upon rendering of a written termination notice by the Board of Directors of the Company after the Executive has been unable, even with any reasonable accommodations, to substantially perform his duties hereunder for one hundred twenty (120) or more consecutive days, or more than one hundred eighty (180) days in any consecutive twelve month period, by reason of any physical or mental illness or injury.

(iii) For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician designated by the Company and reasonably acceptable to the Executive.

(c) By the Company for Cause (as defined below) upon written notice provided to the Executive in accordance with Section 12(g); provided, however, that any case where the Executive’s action or inaction that may constitute Cause is capable of being cured, such action or inaction shall not constitute Cause if such action or inaction is cured by the Executive within 30 days receipt of written notice from the Company of the action or inaction. For purposes of this Agreement, “Cause” shall include any of the following:

(i) Willful failure to perform the duties or obligations hereunder or willful misconduct by the Executive in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by the Executive to abide by specific objective and lawful directions received by the Executive in writing from the Board of Directors;

(ii) Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way, whether financial or otherwise, the business or reputation of the Company or any of its subsidiaries or affiliates;

(iii) The Executive’s indictment of any felony or a misdemeanor involving moral turpitude that causes material harm to the Company or its reputation;

(iv)  The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Company; provided, however, that Cause shall not exist under this clause (iv) unless the Company gives written notice to Executive where such notice describes with particularity the alleged act(s) at issue and has given the Executive an opportunity to be heard at a meeting of the Board, and the Board provides the Executive with a summary of its findings;

(v) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony); and

(vi) Material breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement.

(d) The Executive’s employment hereunder may be terminated by the Board of Directors of the Company (or its successor) upon the occurrence of a Change of Control (as defined in Section 5(c)(i) above).

10. Termination by Executive. Executive may terminate his employment by written notice provided to the Chief Executive Officer or Board of Directors in accordance with Section 12(g) as follows:

(a) at any time, for any reason or no reason at all, upon not less than sixty (60) days prior written notice to the Company, which may be waived by the Company;

(b) at any time for “Good Reason” which shall constitute:

(i) an actual diminution by the Company of the Executive’s title, duties, Base Salary, Performance Bonus or benefits;

(ii) a material breach by the Company of any of the provisions contained herein, which, if capable of being cured, is not cured by the Company within 30 days of written notice by the Executive to the Company; and

(iii) relocating the Company’s principal place of business more than fifty (50) miles away from its location as originally established by the Executive and approved to by the Company.

11. Compensation upon Termination.

(a) If the Executive’s employment is terminated pursuant to Section 9(a), or 9(b), the Company shall pay to the Executive or to the Executive’s estate, as applicable:

(i) any Base Salary, vacation and expense reimbursement accrued through the date of termination and any Performance Bonus due in respect of any prior years (the “Accrued Obligations”)

(ii) his Base Salary for a period of six (6) months following termination;

(iii) a pro rata portion of the Performance Bonus for the year in which the Executive’s employment is terminated at the time such Performance Bonus would have otherwise been payable determined at the “Baseline” metric; and

(iv) all Employment Options shall vest immediately and all Employment Options and Performance Options shall remain exercisable for a period of five (5) years from the date of termination (but in no event beyond their scheduled expiration date).

(b) If the Executive’s employment is terminated for Cause pursuant to Section 9(c) or is terminated by the Executive under 10(a), then:

(i) the Company shall pay to the Executive the Accrued Obligations;

(ii) the Executive shall have no further entitlement to any other compensation or benefits from the Company except as provided in the Company’s compensation and benefit plans; and

(iii) all Employment Options and Performance Options that have not previously vested shall expire immediately and all vested Employment Options and Performance Options shall remain exercisable for a period of 90 days from the date of termination (but in no event beyond their scheduled expiration date) and thereafter expire.

(c) If the Executive’s employment is terminated without Cause or by the Executive for Good Reason pursuant to Section 10(b), then:

(i) the Company shall:

A.	pay the Executive the Accrued Obligations;

B.	continue to pay to the Executive his Base Salary and benefits for a period of one (1) year following such termination; and

C.	pay the Executive a pro rata Performance Bonus for the year in which the Executive’s employment is terminated (based on the assumption that the Baseline metric is met).

(ii) all unvested Employment Options shall vest and become exercisable immediately and shall remain exercisable for a period of not less than five (5) years.

(d) In the event of non-renewal of this Agreement, the Company will pay the Executive all Accrued Obligations on the expiration date of this Agreement and the Executive shall have a period of not less than twelve (12) months after the termination of his employment to exercise any and all vested Employment Options and Performance Options.

(e) Notwithstanding anything to the contrary herein or in this Section 11 or otherwise in the Company’s 2005 Stock Option Plan, following termination of the Executive’s employment other than pursuant to Section 9(c) or 10(a), the Executive shall have a period of not less than six (6) months to exercise any and all vested Employment Options and Performance Options; provided, however, if the Company sends to the Executive a non-renewal notice provided for under Section 2 hereof, the Executive shall have a period of not less than twelve (12) months after the termination of his employment to exercise any and all vested Employment Options and Performance Options.

(f) The obligations of the Company to make any payments described in Section 11(c)(i)(B) and (C) and its obligations under Section 11(c)(ii) shall be subject to the execution and nonrevocation by the Executive of a general release of claims in a reasonable form provided by the Company and the Executive’s continued compliance with his obligations under Section 6 or 7 hereof. The Company will provide the Executive with a reciprocal release of claims known by the Company as of the date of Termination and shall agree that the indemnity obligations contained in the Company’s By-Laws shall not be waived or released and shall cover the Executive from any claims, suits or actions brought against the Company or which names the Executive as a defendant or co-defendant, said claim, suit or action arising during the course of the Executive’s employment with the Company.

(g) This Section 11 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 11.

(h) The provisions of this Section 11 shall survive any termination of this Agreement.

12. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(b) Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be exclusively decided by binding arbitration conducted in California in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause (g) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with the terms of this Agreement.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five (5) days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this clause (g).

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

13. Certain Tax Provisions.

(a) Section 409A. Any payment otherwise required under this Agreement or any other plan or arrangement of the Company to be made to the Executive after a termination of Executive’s employment that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) shall not be paid or payment commenced until the later of (a) six months after the date of the Executive’s “separation from service” (within the meaning of Section 409A of the Code) and (b) the payment date or commencement date specified in this Agreement for such payment(s). On the earliest date on which such payment(s) can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, the Company shall pay the Executive, in a single lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. Such delay will not affect the timing of any installments or other payments otherwise payable after the delay period imposed under Section 409A. In addition, other provisions of this Agreement or any other such plan or arrangement notwithstanding, the Company shall have no right to accelerate or delay any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A.

(b) Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Executive and the Company (collectively, the "Payments") constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) but for this Section 13(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section 13(b) shall be made in writing by the Company’s independent public accountants (the "Accountants"), whose reasonable determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 13(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 13(b). If this Section 13(b) is applied to reduce an amount payable to the Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, the Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to him without being subjected to any excise tax, then, unless it would be unlawful for the Company make such a loan or similar extension of credit to the Executive, the Executive may repay such excess amount to the Company though such amount constitutes a loan to you made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARNO THERAPEUTICS, INC.

By:	/s/ Joshua A. Kazam
Name:	Joshua A. Kazam
Title:	President
Date:	June 1, 2007

EXECUTIVE

By:	/s/ Scott Fields
Name:	Dr. Scott Fields
Date:

SCHEDULE 5(b)

Arno Therapeutics, Inc.
Goals Worksheet

Executive:	Scott Fields
Period:	June 1, 2007 – June 1, 2008

Goal #1
Definition:
Issues:
A
B
C
Descriptor
Weight
Metric
Exemplary
Baseline
Pessimistic

Goal #2
Definition:
Issues:
A
B
C
Descriptor
Weight
Metric
Exemplary
Baseline
Pessimistic

Goal #3
Definition:
Issues:
A
B
C
Descriptor
Weight
Metric
Exemplary
Baseline
Pessimistic

SCHEDULE 5(c)

Change of Control Bonus

Cash Bonus	Company Valuation
$50,000	Greater than $75,000,000 but less than $100,000,000
$100,000	Greater than $100,000,000 but less than $150,000,000
$150,000	Greater than $150,000,000 but less than $200,000,000
$200,000	Greater than $200,000,000

SCHEDULE 6(d)

Company Business

1. The commercial development of a third generation camptothecin.